UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2011 (December 8, 2011)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2011, an indirect wholly owned subsidiary of Newcastle Investment Corp. (“Newcastle”) entered into a sale and assignment agreement (the “Sale Agreement”) with Nationstar Mortgage LLC (“Nationstar”), an affiliate of Newcastle’s manager. Nationstar acquired mortgage servicing rights on a pool of agency residential mortgage loans with an outstanding principal balance of approximately $9.9 billion on September 30, 2011 (the “Portfolio”). Pursuant to the Sale Agreement, Newcastle purchased for $43.7 million the right to receive 65% of the interest payments generated by the mortgage servicing rights of the Portfolio after payment of a fixed base servicing fee per loan. Nationstar will retain all ancillary income associated with the servicing of the portfolio and 35% of the interest payments after payment of the fixed base servicing fee. Nationstar will be the servicer of the loans and will provide all servicing and advancing functions for the Portfolio. Newcastle will not have any prior or ongoing servicing duties, liabilities or obligations associated with the servicing of the Portfolio.

On December 8, 2011, Newcastle also entered into a refinanced loan replacement agreement (the “Replacement Agreement”) with Nationstar. If Nationstar refinances any loan in the Portfolio, subject to certain limitations, Nationstar will be required to transfer the new loan or a replacement loan into the Portfolio. The new or replacement loan will be governed by the same terms set forth in the Sale Agreement described above.

Item 7.01	Regulation FD Disclosure.

On December 13, 2011, in connection with the transaction described under Item 1.01 hereof, Newcastle posted a presentation in the Investor Relations section of its website at www.newcastleinv.com.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.

By:	/s/ Brian C. Sigman
Name: Brian C. Sigman
Title: Chief Financial Officer

Date: December 13, 2011